Exhibit 4.33

Headquarter Project Development Supervision

Agreement

Land Plot No.: T107-0088

Project Name: New Consumption E-Commerce Headquarters Project

Land Grant Contract No.: Shen Di He Zi (2020) No. 8002

Prepared by the People’s Government of Nanshan District, Shenzhen

Party A: The People’s Government of Nanshan District, Shenzhen

Legal Representative: Huang Xiangyue

Address: No. 2 Taoyuan Road, Nanshan District, Shenzhen

Contact Department:

Person-in-charge of Contact Department:

Address of Contact Department:

Party B: Shenzhen Fenqile Network Technology Co., Ltd.

Legal Representative: Xiao Wenjie

Address: 23-27/F, CES Tower, No. 3099 Keyuan South Road, Yuehai Sub-district, Nanshan District, Shenzhen

Contact Department: Policy Development Department

Person-in-charge of Contact Department: Huang Jianbin

Address of Contact Department: 27/F, CES Tower, No. 3099 Keyuan South Road, Yuehai Sub-district, Nanshan District, Shenzhen

The  Industrial Development Supervision Agreement for Headquarters Project (this “Agreement”) is made between Party A and Party B in accordance with the Administrative Measures of Shenzhen Municipality for the Selection of and Land Supply for Headquarters Projects  (Shen Fu Gui [2018] No. 1, hereinafter the “Administrative Measures”), the Implementing Measures of Shenzhen Municipality for Encouraging the Development of Headquarters Enterprises(Shen Fu Gui [2017] No. 7, hereinafter the “the Implementing Measures”) and the published Plan of the Development and Reform Bureau of Nanshan District for the Selection of New Consumption E-Commerce Headquarters Projects to ensure the supply of land for the development of headquarters projects in Shenzhen and effectively implement the Announcement of Shenzhen Municipality on the Grant of Land Use Rights (Shen Tu Jiao Gao (2020) No. 3):

I.        Basic Information of the Land Plot

Land plot No.: T107-0088

Location: Yue Hai Sub-district, Nanshan District

Purpose: Commercial land

Gross land Area: 2,911.25 square meters

Gross floor Area: 46,700 square meters

Project name: New consumption E-commerce headquarters project

Term of use (the “Land Grant Period”):  30 years

II.       Rights and Obligations of Party A

(I)       Party A shall provide guidance services for Party B’s headquarters project on the land plot (the “Land Plot”) to the extent permitted by laws and regulations and pursuant to Shenzhen’s industrial development strategies and economic policies on headquarters.

(II)     Party A shall conduct assessment and supervision of Party B throughout the Land Grant Period by inspecting Party B’s performance of the provisions of this Agreement within one year after the expiry of the commitment period stipulated hereunder, every five years after the expiry of such commitment period, and within one year prior to the expiry of the Land Grant Period. If Party B fails to meet its commitments  hereunder and the relevant provisions hereof, Party A may hold Party B liable for breach of contract hereunder. Party A may lawfully engage a relevant professional organization to exercise rights or perform obligations hereunder on its behalf.

III.     Rights and Obligations of Party B

(I)       Party B shall, in accordance with the Administrative Measures and the Implementing Measures, fully perform its commitment hereunder and the relevant provisions hereof as schedule to actively proceed with the investment and development of its headquarters project.

(II)     The Land Plot acquired by Party B through competitive bidding shall be used only for the development of any new consumption e-commerce headquarters project.

(III)    Party B’s commitments:

1.      Output value (operating revenue): Within the five years from the calendar year in which Party B applies for the selection of its headquarters project, i.e., from January 1, 2019 to December 31, 2023, Party B’s aggregate output value (operating revenue) included in Shenzhen’s statistics shall not be less than RMB 74.5 billion.

2.      Contribution to the local fiscal resources: Within the five years from the calendar year in which Party B applies for the selection of its headquarters project, i.e., from January 1, 2019 to December 31, 2023, Party B’s aggregate contribution to the local fiscal resources in Shenzhen shall not be less than RMB 892 million.

(IV)    Restrictions on the paid-up registered capital: During the Land Grant Period, Party B’s paid-up registered capital shall not be less than RMB 450 million.

(V)     Restrictions on transfer or lease: After the completion of Party B’s new consumption e-commerce headquarters project (the “Project”),  60% of the gross floor area of the Project (hereinafter the “Self-Use Part of the Buildings”) shall not be transferred or leased throughout the Land Grant Period. The remaining part of the Project, i.e., the Non-Self-Use Part of the Buildings, is permitted to be leased or sold, at least 50% of which shall be used for offices. The non-self-use offices as policy-based preferential commercial offices may be sold or leased by the grantee of the Land Plot  (Party B)  to enterprises designated by the government of Nanshan District at a price or rent up to 70% of the market valuation of their price or rent at the time of Party B’s application for the sale or lease thereof and under the industrial supervision of the government of Nanshan District. Upon the expiry of the five-year commitment period, the Non-Self-

Use Part of the Buildings other than the offices may be transferred only if Party B passes the assessment of the performance of this Agreement.  The area and layout/location of offices in the Self-Use Part of the Buildings  and the Non-Self-Use Part of the Buildings shall be relatively concentrated, and the specific layout/location of such offices shall be specified by Party A at the time of Party B’s application for the development of the Project. The auxiliary business apartments of the Project (if any)  shall not be transferred throughout the Land Grant Period.

(VI)    Restrictions on change in equity interests:  Throughout the Land Grant Period, Party B shall not transfer the right to use the Land Plot (the “Land Use Right”) and any buildings, structures and their ancillary facilities on the Land Plot in a disguised manner through the transfer of its equity interests. No change in Party B’s controlling shareholders or actual controllers shall be made without the prior consent of Party A and the competent authority for land administration.

(VII)  Restrictions on creation of mortgage: Party B’s Land Use Right and buildings  on the Land Plot are permitted to be mortgaged, provided that the value of the mortgage on the Land Plot and the buildings shall not exceed the sum of the residual price of the Land Plot and the residual value of the buildings.

(VIII) Enforcement: If the Land Use Right is auctioned or sold by a people’s court in enforcement proceedings, a sub-grantee shall succeed to the responsibilities and obligations of the grantee of the Land Plot (Party B) under the Land Use Right Grant Contract and this Agreement and be subject to the same conditions for the use of the Land Plot as specified under the Land Use Right Grant Contract. If there is no eligible sub-grantee in the enforcement proceedings of the people’s court, Party B’s Land Use Right and buildings (structures) on the Land Plot will be bought back by the government.

(IX)    Party B shall truthfully provide materials as required by Party A and cooperate with Party A in verifying, in accordance with this Agreement and the Administrative Measures, Party B’s paid-up registered capital, output value (operating revenue), contribution to the local fiscal resources, and transfer or lease of the Non-Self-Use Part of the Buildings, etc.

(X)     After the Land Plot is granted to Party B, Party B’s place of registration and place of statistical relation shall not be transferred to any place other than Nanshan District, Shenzhen.

IV.     Performance Assessment and Liabilities for Breach of Contract

(I)       Performance assessment and general liabilities for breach of contract:

Party A shall arrange relevant authorities to assess and supervise Party B and inspect Party B’s performance hereof throughout the Land Grant Period in accordance with this Agreement and the Administrative Measures. If Party B fails to pass the assessment of the performance hereof upon Party A’s inspection, Party A may hold Party B liable for breach of contract under this Agreement and the Administrative Measures, include Party B and its affiliates and legal representative in the blacklist of defaulters, submit their names to the municipal public information management system, and impose any joint punishment on them with relevant functional authorities in accordance with laws and regulations. During the period of such joint punishment, they will be mainly subject to restrictions on participation in government procurement, construction project bidding, government subsidy programs, city renewal, and land auction, etc. as defaulters.

(II)     Liabilities for breach of contract arising from the violation of the provision hereof on the paid-up registered capital

If Party A finds upon inspection during the Land Grant Period that Party B’s paid-up registered capital fails to meet the requirement of Clause III (IV) hereof, Party A may require Party B to replenish the paid-up registered capital within a specified time limit; otherwise, Party A may demand from Party B liquidated damages equal to 1% of the land grant premium of the Land Plot.

(III)    Liabilities for breach of contract arising from the violation of the output value (operating revenue) commitment

If, when the commitment period expires, Party A finds upon inspection that Party B’s aggregate output value (operating revenue) actually included in Shenzhen’s statistics fails to reach the value committed under Item 1 of Clause III (III) hereof, Party A may demand from Party B liquidated damages equal to 1% of the land grant premium of the Land Plot.

(IV)    Liabilities for breach of contract arising from the violation of the provision hereof on property transfer and lease

If Party A finds upon inspection during the Land Grant Period that Party B leases any property under the Project in breach of Clause III (V) hereof, Party A may demand from Party B liquidated damages equal to two times the market rent of the property so leased by Party B. If Party B transfers the property under the Project in breach of Clause III (V) hereof, Party A may apply for the termination of the Land Use Right Grant Contract to the competent authority for land administration, in which case, the Land Use Right will be taken back without consideration, and a  compensation equal to the residual value of any buildings (structures) and their ancillary facilities on the Land Plot will be paid to Party B.

(V)     Liabilities for breach of contract arising from the violation of the provision hereof on the contribution to the local fiscal resources

1.      If, when the commitment period expires, Party A finds upon inspection that Party B’s actual average annual contribution to the local fiscal resources during the commitment period meets the requirements of Article 3 (1) of the Implementing Measures, but fails to reach the average annual level of the contribution committed under this Agreement, Party B shall be held liable for breach of contract as follows:

(1)    If Party B’s actual average annual contribution to the local fiscal resources reaches 70% or more of the committed average annual contribution to the local fiscal resources, but not 100% thereof,  Party B shall pay Party A liquidated damages which shall be calculated as follows: the liquidated damages= the committed aggregate contribution to the local fiscal resources during the commitment period - the actual contribution to the local fiscal resources during the commitment period. If Party B delays in paying the liquidated damages, interest will accrue on the liquidated damages at the interest rate of a bank loan with a term identical to the delayed period until the liquidated damages and interest thereon are paid in full.

(2)    If Party B’s actual average annual contribution to the local fiscal resources reaches 50% or more of the committed average annual contribution to the local fiscal resources, but not 70% thereof,  Party B shall pay Party A liquidated damages which shall be calculated as follows: the liquidated damages= (the committed cumulative contribution to the local fiscal resources during the commitment period - the actual contribution to the local fiscal resources during the commitment period) x 2. If Party B delays in paying the liquidated damages, interest will accrue on the liquidated damages at the interest rate of a bank loan with a term identical to the delayed period until the liquidated damages and interest thereon are paid in full.

(3)    If Party B’s actual average annual contribution to the local fiscal resources fails to reach 50% of its committed average annual contribution to the local fiscal resources, Party A may, in addition to demanding liquidated damages from Party B, buy back not less than 50% of the Self-Use-Part of the Buildings and all the Non-Self-Use Part of the Buildings at a price based on the cost price determined by the competent auditing authority. The liquidated damages shall be calculated as follows: the liquidated damages= (the committed cumulative contribution to the local fiscal resources during the commitment period - the actual contribution to the local fiscal resources during the commitment period) x 2.  If Party B delays in paying the liquidated damages, interest will accrue on the liquidated damages at the interest rate of a bank loan with a term identical to the delayed period until the liquidated damages and interest thereon are paid in full.

2.      If, when the commitment period expires, Party A finds upon inspection that Party B’s actual average annual contribution to the local fiscal resources during the commitment period fails to meet the requirements of Article 3 (1) of the Implementing Measures, Party A may apply for the termination of the Land Use Right Grant Contract to the competent authority for land administration, in which case, the Land Use Right will be taken back without consideration, and a  compensation equal to the residual value of the Self- Use Part of the Buildings not transferred will be paid to Party B.

3.      If, after the expiry of the commitment period, Party A finds upon inspection that Party B fails to meet the requirements of Article 3 (1) of the Implementing Measures within any assessment phase during the Land Grant Period (every five years upon the expiry of the commitment period), Party A may apply for the termination of the Land Use Right Grant Contract to the competent authority for land administration, in which case, the Land Use Right will be taken back without consideration, and a  compensation equal to the residual value of the Self-Use Part of the Buildings not transferred will be paid to Party B.

(VI)    Liabilities for breach of contract arising from the violation of any restrictions on rights

If Party A finds upon inspection during the Land Grant Period that Party B changes any of its controlling shareholders or actual controllers without permission or transfers its place of registration or place of statistical relation to any place other than Nanshan District in breach of this Agreement or the Administrative Measures, Party A may require Party B to make corrections within a specified time limit, and Party B shall pay Party A liquidated damages equal to 20% of the land grant premium of the Land Plot. If

Party B refuses to make such corrections within the specified time limit, Party A may apply for the termination of the Land Use Right Grant Contract to the competent authority for land administration, in which case, the Land Use Right will be taken back without consideration, and no compensation will be made to Party B for any buildings and structures on the Land Plot.

If Party A finds upon inspection during the Land Grant Period that Party B fails to comply with the restrictions on the creation of mortgage in accordance with this Agreement or the Administrative Measures, Party A may require Party B to make corrections within a specified time limit, and Party B shall pay liquidated damages equal to 20% of the land grant premium of the Land Plot. If Party B refuses to make such corrections, Party A may apply for the termination of the Land Use Right Grant Contract to the competent authority for land administration, in which case, the Land Use Right will be taken back without consideration, and no compensation will be made to Party B for any buildings and structures on the Land Plot.

V.       Exit Mechanism

(I)       Voluntary exit: If Party B terminates the investment and development of the Project due to any reason attributable to itself and submits an application to the grantor of the Land Use Right for the termination of the Land Use Right Grant Contract and the return of the Land Plot, the grantor of the Land Use Right shall, upon the approval of the people’s government that has originally approved the plan for the grant of the Land Plot, return a part of the grant price of the Land Use Right (without interest) in accordance with the following provisions, the government shall take back the Land Use Right, and compensation for any buildings and structures on the Land Plot shall be as specified in the Land Use Right Grant Contract:

1.      If the application is submitted to the grantor after the construction commencement date agreed under the Land Use Right Grant Contract, but within one year of such date, the grant price of the Land Use Right paid for the remaining Land Grant Period shall be refunded to the holder of the Land Use Right (Party B);

2.      If the application is submitted to the grantor after one year of the construction commencement date agreed under the Land Use Right Grant Contract, but within two years of such date, the grant price of the Land Use Right paid for the remaining Land Grant Period shall be refunded to the holder the Land Use Right (Party B) after an idle land fee is levied from the holder as required.

If the people’s government that has originally approved the plan for the grant of the Land Plot disapproves the application, Party B shall continue with the performance of the Land Use Right Grant Contract. If Party B refuses to do so, the Land Use Right and any buildings, structures and their ancillary facilities on the Land Plot shall be taken back by the government without consideration.

(II)     Enforced exit:  Upon the occurrence of any circumstance, as stipulated in laws and regulations, the Land Use Right Grant Contract, or this Agreement, where Party A is entitled to apply for the termination of the Land Use Right Grant Contract to the competent authority for land administration, Party B’s Land Use Right shall be taken back by the government without consideration, and compensation for any buildings and structures on the Land Plot shall be as specified in the Land Use Right Grant Contract.

VI.     Miscellaneous

(I)       In the event of any controversy over the meanings of certain terms herein during the performance hereof, Party A’s interpretation thereof shall prevail.

(II)     The output value (operating revenue) and the contribution to local fiscal resources,  as referred to herein, shall be calculated based on those of Party B (including its branches) and its first-tier and second-tier subsidiaries registered in Shenzhen 50% or more of whose shares are controlled by Party B, and their shareholding relationship in each year shall be subject to the registration of shares as of December 31 of that year. If a company affiliated to Party B has acquired or applied for land for headquarters, the company’s output value (operating revenue) and contribution to the local fiscal resources which are included Shenzhen’s statistics will not be included in the statistics for Party B.

(III)    The contribution to the local fiscal resources,  as referred to herein, means a portion of the enterprise income tax, value-added tax, municipal maintenance and construction tax, stamp tax, local education surcharge, education surcharge, property tax, urban land use tax, and construction fee for cultural undertakings paid by an enterprise to Shenzhen’s treasury, which is included in the local fiscal revenue.

(IV)    The statistics of the output value (operating revenue) and contribution to local fiscal resources,  as referred to herein, shall be subject to the data provided by the competent statistical and taxation authorities in Shenzhen.

VII.    Dispute Resolution

Any dispute arising from the performance hereof shall be resolved by the Parties through negotiation. If the negotiation fails, either Party may initiate a lawsuit before a people’s court in the place where the Project is located.

VIII.  Effectiveness

(I)       This Agreement is made in five counterparts, which shall have equal legal effect. Party A shall hold two counterparts, Party B shall hold three counterparts, and the Parties shall respectively submit one counterpart to the competent authority for land administration.

(II)     This Agreement shall become effective upon being signed and stamped by the Parties.

(III)    Any matter not covered by this Agreement shall be resolved by the Parties through amicable negotiation.  The Parties may enter into a supplementary agreement to this Agreement, which shall have the same legal effect as this Agreement.

(Execution Page)

Party A:	The People’s Government of Nanshan District, Shenzhen	Party B:	Shenzhen Fenqile Network Technology Co., Ltd.
(Seal)		(Seal)
Legal Representative (Authorized Representative)		Legal Representative (Authorized Representative)
Signature:	/s/ HUANG Xiangyue	Signature:	/s/ XIAO Wenjie
Date:	February 25, 2020	Date:	February 25, 2020

12